EXHIBIT 99

FOR IMMEDIATE RELEASE                                                                             Contact: Paul Knopick

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ITRONICS COMPLETES ACQUISITION OF GOLD'n GRO GUARDIAN LIQUID DEER REPELLENT FERTILIZERS, ANNOUNCES PLAN FOR MAJOR SALES DEVELOPMENT OF GOLD'n GRO IN NORTHEASTERN U.S.

RENO, Nevada, May 10, 2005 -- Itronics Inc. (OTC BB: ITRO; Frankfurt and Berlin Stock Exchanges: ITG) reported today that its subsidiary, Itronics Metallurgical, Inc., has completed acquisition of the ownership interests in the GOLD'n GRO Guardian trademark, all product rights, and the rights to the repelling formulation used to make GOLD'n GRO Guardian from Howland Green, President of Holly Ridge Nursery Company, West Kingston, Rhode Island, the founding member of the North American Deer Management Network.

"We are delighted to have full ownership of the GOLD'n GRO Guardian product and trademark and believe that this will become an important addition to the GOLD'n GRO product line and are confident that this product will bring value to our shareholders," said Dr. John Whitney, Itronics President. "We are also pleased that Mr. Green has agreed to become Northeast Manager for GOLD'n GRO sales development for Itronics Metallurgical, which currently has a Photochemical Silver Concentrator sales office in Springfield, Massachusetts. Mr. Green's Rhode Island location gives the Company a strong regional presence."

GOLD'n GRO Guardian will be registered with U.S. Environmental Protection Agency and subsequently in each state in which it will be sold, a process which in its entirety might take two years. The product repels deer and other animals from landscape plantings at commercial facilities and at homes, while at the same time fertilizing the plants. Deer alone are estimated to cause more than $250 million damage annually to landscape plantings.

Itronics Metallurgical will immediately begin to establish distribution agreements and dealer agreements to implement sales of "ready to use" GOLD'n GRO liquid fertilizers and liquid fertilizer injectors in the Landscape Maintenance and Wholesale and Retail Nursery markets in each of the northeastern states in which the products are registered. This approach to market development will generate sales through qualified distributors and dealers who will be able to place the GOLD'n GRO Guardian in their sales programs when its registrations are completed.

Itronics, through its subsidiary, Itronics Metallurgical, Inc., is the only company in the world with a "Beneficial Use Photochemical, Silver, and Water Recycling" facility that extracts more than 99 percent of the silver and virtually all the other toxic heavy metals from used photoliquids and converts the resulting liquids into environmentally beneficial, chelated, multinutrient liquid fertilizer products sold under the GOLD'n GRO trademark, and 5 troy ounce, 0.999 pure, Silver Nevada Miner numismatic bars. The environmentally friendly liquid fertilizers can be used for lawns and houseplants, and are available, along with GOLD'n GRO liquid fertilizer injectors, at the Company's "e-store" catalog at http://www.goldngro.com. The popular Silver Nevada Miner bars are available at the Company's 'e-store' catalog at http://www.itromet.com ..

Headquartered in Reno, Nevada, Itronics Inc. is Nevada's leading "Beneficial Use Recycling" company and a world leader in photochemical recycling. The Company also provides project planning and technical services to the mining industry. Dr. John Whitney, Itronics President, was selected as Nevada’s Inventor of the Year for 2000 and is a member of the Inventor’s Hall of Fame at the University of Nevada, Reno. Itronics was one of five finalists for the 2001 Kirkpatrick Chemical Engineering Award, the most prestigious worldwide award in chemical engineering technologies.

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VISIT OUR WEB SITE: http://www.itronics.com

(Statements in this press release may constitute forward-looking statements and are subject to numerous risks and uncertainties, including the failure to complete successfully the development of new or enhanced products, the Company's future capital needs, the lack of market demand for any new or enhanced products the Company may develop, any actions by the Company's partners that may be adverse to the Company, the success of competitive products, other economic factors affecting the Company and its markets, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. The actual results may differ materially from those contained in this press release. The Company disclaims any obligation to update any statements in this press release.)